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                                                                   EXHIBIT 99.1


BAKER HUGHES SIGNS DEFINITIVE AGREEMENT TO SELL BIRD MACHINE

HOUSTON, October 17, 2003. Baker Hughes Incorporated (NYSE: BHI; PCX; EBS) announced today that it has entered into a definitive agreement with Andritz for the sale of Bird Machine ("Bird"), the remaining operating division of its Process segment. The sale excludes certain accounts receivable, inventories and other assets that will be retained by the company. The sale is subject to various closing conditions, but is expected to close no later than January 2004.

As announced September 22, 2003, the company is classifying Bird as a discontinued operation. In connection with this decision, the company expects to record pre-tax restructuring and impairment charges totaling approximately $27 million ($17 million after tax) and expects to write off approximately $18 million after tax of the company's cumulative translation adjustment related to Bird. In addition, the company expects to record additional pre-tax charges totaling between $5 and $7 million (between $4 and $6 million after tax) before the ultimate sale of Bird. The majority of the charges are expected to be recorded during the third quarter of 2003.

Forward Looking Statement

This news release (and oral statements made regarding the subjects of this release) contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The words "expects," "expected," and similar expressions are intended to identify forward-looking statements. There are many risks and uncertainties that could cause actual results to differ materially from the preliminary estimates in our forward-looking statements. The Company's expectations with regard to the reclassification of Bird as a discontinued operation and its ultimate disposal relate to the successful completion of the pending sale, tax and accounting treatment upon completion, and anticipated market conditions that are subject to various factors and conditions. The risks and uncertainties regarding the sale of Bird include, but are not limited to, failure of the parities' to satisfy closing conditions and the risks and effects of legal and administrative proceedings and governmental regulations. These forward-looking-statements are also affected by the risk factors described in the Company's Annual Report on Form 10-K for the year ended December 31, 2002, and those set forth from time to time in our filings with the Securities and Exchange Commission. The Company assumes no obligation to update any of the information referenced in this press release. The documents are available through the Company's web site or through the SEC's Electronic Data Gathering and Analysis Retrieval System (EDGAR) at www.sec.gov.

Baker Hughes is a leading provider of drilling, formation evaluation, completion and production products and services to the worldwide oil and gas industry.

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                       NOT INTENDED FOR BENEFICIAL HOLDERS

Contact:
Gary R. Flaharty (713) 439-8039
gary.flaharty@bakerhughes.com
Kyle J. Leak (713) 439-8042
kyle.leak@bakerhughes.com


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